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                                                                  EXHIBIT 10.9.1

                                 FIRST AMENDMENT
                                       TO
                  NONQUALIFIED DEFERRED COMPENSATION AGREEMENT

      THIS FIRST AMENDMENT TO NONQUALIFIED DEFERRED COMPENSATION AGREEMENT (this "Amendment") is made and entered into this 19th day of October 2004, between Swift Transportation Co., Inc., an Arizona corporation ("Swift"), and William F. Riley, III, a resident of Phoenix, Arizona ("Riley").

                                    RECITALS

      WHEREAS, the parties to this Amendment previously entered into that certain Nonqualified Deferred Compensation Agreement with an effective date of March 14, 2000 (the "Agreement").

      WHEREAS, the parties to this Amendment desire to amend the Agreement to shorten the vesting period and to expand upon the types of investments that are permissible within the investment account established pursuant to the Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Contingent Deposits. Section 1.a. of the Agreement is hereby deleted in its entirety and replaced with the following:

            a. Contingent Deposits. Swift shall deposit each month, from March, 2000, through June, 2006, the sum of $50,738.67 into an investment account (the "Account") held by a National Association of Securities Dealers, Inc. member broker dealer designated by Swift's Board of Directors (the "Board") for the benefit of Swift. Such deposits shall occur on the 24th day of each month commencing March 24, 2000, or the next succeeding business day. The final deposit shall be made on June 24, 2006; provided, however, that Swift's obligation to make such deposits shall be contingent upon Riley's continued employment with Swift through March 24, 2005 (the "Vesting Date"); such that Riley's death, permanent disability, or termination (with or without cause) prior to the Vesting Date would terminate Swift's obligation to make any additional deposits.

      2. Designating Investments. Section 1.b. of the Agreement is hereby deleted in its entirety and replaced with the following:

            b. Designating Investments. Riley, for so long as funds remain in the Account, shall be entitled to direct the investment of funds in the Account toward any combination of mutual funds, bonds, publicly-traded stocks, and money market accounts. If requested to do so by Riley, the Board may engage investment advisers or brokers that offer these investment choices, and all costs of such services and administering the Account shall be charged against the Account. Riley shall be entitled to make investment designations at reasonable intervals approved by Swift's Chief Executive Officer, or, in the absence of such approval, quarterly.

            In addition to the foregoing, Riley may make a one-time election to have a portion of the funds applied toward the purchase of certain commercial real estate of Riley's choosing (the "Commercial Property"). Swift shall at all times retain title to and beneficial ownership of the Commercial Property, but shall lease the Commercial Property to such persons or
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      entities and on such terms as Riley shall direct. Swift shall deposit all income derived from the Commercial Property (other than so much thereof as shall be needed by Swift to pay necessary expenses of operation, including, without limitation, any tax liabilities) into the Account. At such time as Riley ceases to be employed by Swift, whether as a result of his death, permanent disability, or termination (with or without cause), the Board shall authorize and direct Swift to sell the Commercial Property (if any) and deposit the net proceeds from such sale (after deducting amounts necessary to pay any taxes on gains and any expenses properly attributable to such sale) into the Account. The sale of the Commercial Property shall be subject, in all respects, to Riley's option to purchase the Commercial Property pursuant to paragraph e. of Section 3 of this Agreement.

      2. Termination Without Cause. Section 2.d. of the Agreement is hereby deleted in its entirety and replaced with the following:

            d. Termination Without Cause. Except as provided for in paragraph b. of this Section 2, in the event Riley is terminated other than for Cause prior to the Vesting Date, the Board shall authorize and direct the payment of funds to Riley as follows: Riley shall be entitled to receive
      (i) an amount equal to 50% of the net proceeds from the sale of the Commercial Property (after deducting amounts necessary to pay any taxes on gains and any expenses properly attributable to such sale), plus (ii) an amount equal to 50% of the value of the Account on the immediately preceding December 31st, plus (iii) $398,129.31 if Riley is terminated other than for Cause on or before December 31, 2004 or $501,989.13 if Riley is terminated other than for Cause after December 31, 2004 ((i), (ii), and (iii) collectively, the "Termination Without Cause Amount"). In determining the Termination Without Cause Amount, Swift shall calculate the value of the funds in the Account on such date, net of taxes on earnings or gains and any expenses properly chargeable to the Account as referenced in Section 1.c. The Termination Without Cause Amount shall be paid to Riley net of federal or state payroll tax or other required withholdings, in the manner and at the time(s) prescribed for payment of Deferred Compensation in paragraph e. of this Section 2.

      3. Miscellaneous. The Agreement is hereby amended by adding the following new Section 3.e.:

            e. Option to Purchase the Commercial Property. Swift hereby grants Riley an option to purchase the Commercial Property for the price Swift paid for it. Such option shall be valid so long as Swift owns the Commercial Property and shall be immediately exercisable. Riley may exercise such option by delivering written notice to Swift of his intent to exercise such option. Upon receipt of such notice of intent to exercise, Swift shall make all necessary arrangements to have title to the Commercial Property immediately transferred to Riley, or to such other entity as Riley shall direct, upon Swift's receipt of the required payment.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

SWIFT TRANSPORTATION CO., INC.



By: /s/ Jerry Moyes                       /s/ William F. Riley, III
    -------------------------             -----------------------------------
    Jerry Moyes, President                William F. Riley, III, individually